Exhibit 10.49

CONTINUING GUARANTY

among

ELANDIA, INC.

ELANDIA SOUTH PACIFIC HOLDINGS, INC.

ELANDIA DATEC ACQUISITION LTD.

as Guarantors

ANZ FINANCE AMERICAN SAMOA, INC.

ANZ AMERIKA SAMOA BANK

as Lenders

and

ANZ FINANCE AMERICAN SAMOA, INC.

as Agent

October 30, 2006

i

Schedules

Schedule 1 – Litigation

Schedule 2 – Liens

Schedule 3 – Subsidiaries

ii

CONTINUING GUARANTY

THIS CONTINUING GUARANTY (the “Guaranty”) is made as of the 30th day of October, 2006, by and among ELANDIA, INC., a Delaware corporation (“Elandia”), ELANDIA SOUTH PACIFIC HOLDINGS, INC., a Delaware corporation (“Holdings”), ELANDIA DATEC ACQUISITION LTD., a British Virgin Islands corporation (“Solutions” and together with Elandia and Holdings, the “Guarantors” and each a “Guarantor”), for the benefit of ANZ FINANCE AMERICAN SAMOA, INC., an American Samoa corporation (“ANZ Finance”), ANZ AMERIKA SAMOA BANK, an American Samoa corporation (“ANZ Bank” and together with ANZ Finance, the “Lenders” and each a “Lender”), and ANZ FINANCE AMERICAN SAMOA, INC., an American Samoa corporation, as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A. AST Telecom, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and the Agent are parties to that certain Loan Agreement dated as of October 30, 2006 (as amended, restated, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which ANZ Finance has agreed to make revolving loans to the Borrower in an aggregate maximum principal amount not to exceed Five Million Dollars ($5,000,000) and ANZ Bank has agreed to make a term loan to the Borrower in an aggregate maximum principal amount not to exceed Eight Hundred Thousand Dollars ($800,000).

B. It is a material condition precedent to the ANZ Finance’s obligation to make revolving loans and ANZ Bank’s obligation to make the term loan to the Borrower under the Loan Agreement, that the Guarantors enter into this Guaranty.

C. Solutions is the sole shareholder of the Borrower, Elandia is the sole shareholder of Holdings, Elandia and Holdings are the sole shareholders of Solutions, and the proceeds of the loans to be made by the Lenders under the Loan Agreement will result in a direct or indirect material economic benefit to each Guarantor.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration receipt of which is hereby acknowledged, each Guarantor hereby agrees as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETIVE PROVISIONS

Section 1.1 Certain Defined Terms. As used in this Guaranty, the following terms have the following meanings:

“Affiliate” means any Person who, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Affiliate Guarantors” means, collectively, Generic Technology Limited, a Fiji corporation, Datec (Fiji) Limited, a Fiji corporation, Network Services Limited, a Fiji corporation, Brocker Technology Group (NZ) Limited, a New Zealand corporation, Datec Investments Limited, a New Zealand corporation, Mobile Technology Solutions Limited, a New Zealand corporation, Datec (Samoa) Ltd., a Samoa corporation, and Datec (Tonga) Limited, a Tonga corporation, and “Affiliate Guarantor” means any of them.

“Agent” means ANZ Finance American Samoa, Inc., an American Samoa corporation, and any Successor thereto or successor agent selected pursuant to Section 10.8 of the Loan Agreement.

“AICPA” means the American Institute of Certified Public Accountants.

“ANZ Bank” means ANZ Amerika Samoa Bank, an American Samoa corporation, and any Successor.

“ANZ Finance” means ANZ Finance American Samoa, Inc., an American Samoa corporation, and any Successor.

“Business Day” means any day other than Saturday, Sunday or other day on which banks are authorized or obligated to close in Pago Pago, American Samoa.

“Business Unit” means (i) a corporation, partnership or limited liability company, business, business unit, division or product or service line, or (ii) the assets that constitute all or substantially all of the assets of any of the entities or business units described in the preceding clause (i).

“Capital Leases” means for any Person, all obligations of such Person under leases which shall have been, or in accordance with GAAP, should be recorded as capital leases.

“Capital Stock” means all shares of capital stock of or in a Person which is a corporation, whether voting or non-voting, and including common stock and preferred stock, all membership or other equity interests of or in a Person which is a limited liability company, all partnership and other equity interests of or in a Person which is a partnership, and all similar equity and other interests of or in any other Person.

“Collateral” means the property in which any of the Security Documents creates or purports to create a security interest or other lien in favor of the Agent for the ratable benefit of the Lenders and the Agent.

“Commitment” means (i) with respect to ANZ Finance, its obligation to make Revolving Loans under the Loan Agreement and (ii) with respect to ANZ Bank, its obligation to make the Term Loan under the Loan Agreement.

“Default Rate” means a per annum rate equal to five percent (5%) above the Prime Rate (changing as such Prime Rate changes).

“Dollar” and “$” mean lawful money of the United States.

“EBIT” means, for any period, an amount equal to Net Income for such period plus, the following to the extent deducted in calculating such Net Income, (i) Interest Expense for such period and (ii) all Federal, state, local and foreign income tax expense of Elandia and its Subsidiaries on a consolidated basis for such period.

“EBITDA” means, for any period, an amount equal to EBIT for such period plus, to the extent deducted in calculating Net Income included in calculating such EBIT, all depreciation and amortization expense of Elandia and its Subsidiaries on a consolidated basis for such period.

“Fraudulent Transfer Law” means Section 548 of the Bankruptcy Code of the United States, the Uniform Fraudulent Transfer Act, or any applicable provisions of comparable international, foreign, Federal, state or local law.

“GAAP” has the meaning given in Section 1.3.

“Government Approval” means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

“Governmental Authority” means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

“Interest Expense” means, for any period, the sum (without duplication) of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by Elandia and its Subsidiaries on a consolidated basis for such period.

“Lenders” means ANZ Finance, ANZ Bank and any Successors thereto or permitted assigns thereof.

“Lien” means, for any Person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest.

“Net Income” means, for any period, an amount equal to the net income of Elandia and its Subsidiaries on a consolidated basis for such period.

“Officer’s Certificate” means for any Guarantor or Affiliate Guarantor, a certificate executed and delivered on behalf of such Guarantor or Affiliate Guarantor by a Responsible Officer of such Guarantor or Affiliate Guarantor.

“Permitted Liens” means: (i) Liens securing Taxes which are not delinquent or which remain payable without penalty (excluding any Liens imposed pursuant to any of the provisions of ERISA) or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (ii) Liens imposed by law (such as mechanics’, processor’s, materialmen’s, carriers’, warehousemen’s and landlord’s liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (iii) Liens arising in connection with worker’s compensation, unemployment insurance and social security benefits which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (iv) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money) and customary deposits granted in the ordinary course of business under operating leases; (v) Liens securing surety, indemnity, performance, appeal and release bonds; (vi) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC in favor of banks where the Guarantors or their respective Subsidiaries maintain deposits in the ordinary course of business; and (vii) Liens constituting encumbrances in the nature of zoning restrictions, condemnations, easements, encroachments, covenants, rights of way, minor defects, irregularities and rights or restrictions of record on the title or use of real property, which, in the reasonable judgment of the Lender, do not materially detract from the value of such property or materially impair the use thereof in the business and operations of the Guarantors or their respective Subsidiaries.

“Person” means any natural person, corporation, unincorporated organization, trust, joint stock company, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision of any government.

“Prime Rate” means the base rate on corporate loans posted by at least 75% of the United States’ 30 largest banks, commonly known as the U.S. Prime Rate of Interest as published from time to time in the Wall Street Journal.

“Responsible Officer” means, as to any Guarantor or Affiliate Guarantor, any of the President, the Director, the Vice President, or the Secretary of such Guarantor or Affiliate Guarantor.

“Solvent” means, as to any Person at a particular time, if, at such time both (a) (i) the then fair saleable value of the property of such Person on a going concern basis is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person as they mature in the ordinary course and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the debts and liabilities of a Person, contingent or otherwise, shall include the amount of all debts and liabilities that are relevant under applicable Fraudulent Transfer Laws, and the assets of a Person shall give effect to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Person pursuant to applicable Law or pursuant to the terms of any agreement (including the Contribution Agreement).

“Subsidiary” means, for any Person, each business entity directly or indirectly controlled by such Person. For the purposes of this definition, “controlled by” shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of such Subsidiary, whether through the ownership of partnership or limited liability company interest, voting securities, by contract, or otherwise.

“Tax” means, for any Person, any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such Person or on any property, revenue, income, or franchise of such Person and any interest or penalty with respect to any of the foregoing.

“Total Current Assets” means, for any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person.

“Total Current Liabilities” means, for any Person, all liabilities that, in accordance with GAAP, would be classified as current liabilities on the balance sheet of a company conducting a business the same as or similar to that of such Person.

“Total Debt” means, for any Person, all liabilities that, in accordance with GAAP, would be classified as liabilities on the balance sheet of such Person.

“Treasury Management Contract” means any agreement among the Borrower and its Affiliates governing the provision of treasury or cash management services, including, without limitation, deposit accounts, funds transfers, automated clearing house (ACH) transactions, zero balance accounts, concentration accounts, controlled disbursement services and lockbox accounts.

“United States” and “U.S.” each means the United States of America.

Section 1.2 Interpretive Provisions. The rules of construction and interpretation specified in Section 1.2 of the Loan Agreement also apply to this Guaranty and are incorporated herein by this reference. All capitalized terms used in this Guaranty and not otherwise defined herein have the meanings specified in the Loan Agreement.

Section 1.3 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied from and after the date hereof (“GAAP”) and as in effect on the date of application.

ARTICLE 2

GUARANTY

Section 2.1 Guaranteed Obligations. Each Guarantor hereby irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the full and punctual payment to the Lenders and the Agent (or any of them) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and at all times thereafter, without set off, counterclaim, recoupment or deduction of any amounts owing or alleged to be owing by the Lenders and the Agent (or any of them) to the Borrower, all of the following debts, liabilities, obligations, covenants and duties (collectively, the “Guaranteed Obligations”):

(a) all debts, liabilities, obligations, covenants and duties of the Borrower owing to the Lenders and the Agent (or any of them) now or hereafter existing, whether joint or several, direct or indirect, absolute or contingent or due or to become due, arising under or in connection with the Loan Agreement or any other Loan Document or any of the transactions contemplated thereby and including, without limitation, any interest due thereon, all fees, costs, and expenses incurred by the Lenders and the Agent (or any of them) in connection therewith;

(b) all debts, liabilities, obligations, covenants and duties of the Borrower owing to the Lenders and the Agent (or any of them) now or hereafter existing, whether joint or several, direct or indirect, absolute or contingent or due or to become due, arising under or in connection with any agreement (including any master agreement and any agreement relating to any single transaction) that is an interest rate swap agreement, credit derivative agreement, forward rate contract, commodity swap, commodity option, forward commodity contract, interest rate option, forward foreign exchange contract, cap, floor or collar agreement, currency swap contract, cross-currency rate swap contract, currency option, spot contract, or any other similar agreement, contract, transaction or any combination of any of the foregoing, including all schedules thereto, confirmations of transactions thereunder, and documents, definitions, and agreements incorporated therein by reference or relating thereto and including, without limitation, any interest due thereon, all fees, costs, and expenses incurred by the Lenders and the Agent (or any of them) in connection therewith, and termination payments and indemnifications relating thereto;

(c) all debts, liabilities, obligations, covenants and duties of the Borrower owing to the Lenders and the Agent (or any of them) now or hereafter existing, whether joint or several, direct or indirect, absolute or contingent or due or to become due, arising under or in connection with any agreement (including all schedules thereto, confirmations of transactions thereunder, and documents, definitions, and agreements incorporated therein by reference or relating thereto) pursuant to which any Lender or the Agent has agreed to permit daylight overdrafts to occur on accounts maintained by the Borrower with such Lender or the Agent, provide remote disbursement services for the Borrower, process automated clearing house (ACH) transactions for the account of the Borrower or extend credit to the Borrower, in the form of credit card accounts, including, without limitation, any interest due thereon, all fees, costs, and expenses incurred by the Lenders and the Agent (or any of them) in connection therewith, and termination payments and indemnifications relating thereto;

(d) all debts, liabilities, obligations, covenants and duties of the Borrower to pay or reimburse the Lenders and the Agent (or any of them) for all expenses including, without limitation, attorneys’ fees (including allocated charges of internal legal counsel), incurred by the Lenders and the Agent (or any of them) in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under any of the documents, instruments and agreements referred to in subsections (a) through (c) above, including, without limitation, all such costs and expenses incurred during any “workout” or restructuring in respect of the loans made under the Loan Agreement and during any legal proceeding, including, without limitation, any proceeding under any applicable international, foreign, Federal, state or local bankruptcy, insolvency or other similar debtor relief laws; and

(e) all interest and fees on any of the foregoing, whether accruing prior to or after the commencement by or against the Borrower of any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Without limiting the foregoing, each Guarantor specifically guarantees payment of any judgment entered against the Borrower and any damages that may be awarded in any action brought against the Borrower by the Lenders or the Agent (or any of them). This Guaranty is a guaranty of payment and not merely of collection. Each Guarantor agrees that its obligations hereunder are, and shall be absolute, independent and unconditional under any and all circumstances.

Section 2.2 Guarantors’ Consent. Each Guarantor hereby consents to all terms and conditions of agreements heretofore or hereafter made between the Lenders and the Agent (or any of them) and the Borrower (including without limitation the Loan Agreement and the other Loan Documents) and further consents that the Lenders and the Agent (or any of them) may without further consent or disclosure and without affecting or releasing the obligations of any Guarantor hereunder: (a) surrender, exchange, release, assign, or sell any collateral or waive, release, assign, sell, or subordinate any security interest, in whole or in part; (b) waive or delay the exercise of any rights or remedies of the Lenders and the Agent (or any of them) against the Borrower; (c) waive or delay the exercise of any rights or remedies of the Lender against any surety or guarantor (including, without limitation, rights or remedies of the Lenders and the Agent (or any of them) against any Guarantor under this Guaranty); (d) waive or delay the exercise of any rights or remedies of the Lenders and the Agent (or any of them) in respect of any collateral or security interest now or hereafter held; (e) release any surety or guarantor; (f) renew, extend, waive or modify the terms of any Guaranteed Obligation or the obligations of any surety or guarantor, or any instrument or agreement evidencing the same; (g) renew, extend, waive or modify the terms of any Loan Document or any other security agreement, pledge, assignment, deed of trust, mortgage or other security document; (h) apply payments received from the Borrower or any surety or guarantor or from any collateral, to any indebtedness, liability, or obligations of the Borrower or such sureties or guarantors whether or not a Guaranteed Obligation hereunder; and (i) realize on any security interest, judicially or nonjudicially, with or without preservation of a deficiency judgment.

Section 2.3 Guarantors’ Waiver. Each Guarantor waives any action on delinquency in respect of the Guaranteed Obligations or any part thereof, including any requirement, substantive or procedural, that (a) the Lenders and the Agent (or any of them) pursue any foreclosure action, realize or attempt to realize on any security or preserve or enforce any deficiency claim against the Borrower or any surety or guarantor or any other Person after any realization; (b) a judgment first be sought or rendered against the Borrower or any surety or guarantor or any other Person; (c) the Borrower or any surety or guarantor or any other Person be joined in any action; or (d) a separate action be brought against the Borrower under the Loan Agreement or any other Loan Document. Each Guarantor waives and releases all right to require marshaling of assets and liabilities or sale in inverse order of alienation of any security for the Guaranteed Obligations. Each Guarantor further waives notice of (a) the Lenders’ or the Agent’s (or any of their) acceptance of this Guaranty or its or their intention to act or its or their actions in reliance hereon; (b) the present existence or future incurring of any Guaranteed Obligations or any terms or amounts thereof or any change therein; (c) any default by the Borrower or any surety or guarantor; (d) the obtaining of any guaranty or surety agreement (in addition to this Guaranty); (e) the obtaining of any pledge, assignment or other security for any Guaranteed Obligations; (f) the release of any surety or guarantor; (g) the release of any collateral; (h) any change in the Borrower’s business, operations, properties, financial condition or prospects; (i) any renewal, extension or modification of the terms of any Guaranteed Obligation or of the obligations or liabilities of any surety or guarantor or any instruments or agreements evidencing the same; (j) any acts or omissions of the Lenders or the Agent (or any of them) consented to in Section 2.2 hereof; and (k) any other demands or notices whatsoever with respect to the Guaranteed Obligations or this Guaranty. Each Guarantor further waives notice of presentment, demand, protest, notice of nonpayment and notice of protest in relation to any instrument or agreement evidencing any Guaranteed Obligation.

Section 2.4 Guaranty Survives Foreclosure. The Lenders or the Agent (or any of them), at its or their option and in its or their sole discretion, may proceed against any collateral securing any of the Guaranteed Obligations by way of foreclosure or any other lawful remedy for the enforcement of its or their rights, and the obligations of each Guarantor under this Guaranty shall survive the Lenders’ or the Agent’s (or any of their) exercise of any such right or remedy, and shall not be extinguished or impaired thereby. Each Guarantor hereby waives and relinquishes any claim or defense based upon the exercise by the Lenders or the Agent (or any of them) of any lawful remedy, election of remedies, or discharge of the Borrower’s obligation to pay and perform the Guaranteed Obligations.

Section 2.5 Guarantors’ Knowledge of Borrower’s Economic Conditions. Each Guarantor represents and warrants to the Lenders and the Agent (and each of them) that it has reviewed such documents and other information as it has deemed appropriate in order to permit it to be fully apprised of the Borrower’s business, operations, properties, financial condition and prospects and has, in entering into this Guaranty made its own credit analysis independently and without reliance upon any information communicated to it by the Lenders or the Agent (or any of them). Each Guarantor covenants for the benefit of the Lenders and the Agent (and each of them) to remain apprised of all material economic or other developments relating to or affecting the Borrower, its business, operations, properties, financial condition and prospects. Without limiting the foregoing, each Guarantor agrees to enter into such agreements and arrangements with the Borrower as may be necessary to ensure its receipt of notice of such material changes and of periodic financial statements. Each Guarantor expressly waives any requirement that the Lenders and the Agent (or any of them) advise, disclose, discuss or deliver notice to any

Guarantor regarding the Borrower’s business, operations, properties, financial condition or prospects or with respect to any default by the Borrower in its performance of the Guaranteed Obligations whether or not knowledge of such condition, operations or default is or reasonably could be in the possession of such Guarantor and whether or not such knowledge is in the possession of the Lenders and the Agent (or any of them) before or after the extension of any credit giving rise to Guaranteed Obligations by the Borrower.

Section 2.6 Unconditional Guaranty. The obligations of the Guarantor under this Guaranty are absolute and unconditional without regard to the obligations of any other Person. The obligations of the Guarantor hereunder shall not be in any way limited or effected by any circumstance whatsoever including, without limitation, (a) any act or omission of the Lenders or the Agent (or any of them) consented to in Section 2.2 hereof; (b) the failure to receive any notice, demand, presentment or protest waived in Sections 2.4 and 2.6 hereof; (c) any failure by the Borrower or any surety or guarantor or any other Person to perform or comply with the Guaranteed Obligations or the terms of any instrument or agreement relating thereto; (d) any change in the name, purpose, membership units or organization of the Borrower or any surety or guarantor or any other Person; (e) any irregularity, defect or unauthorized action by the Lenders or the Agent (or any of them), the Borrower or any surety or guarantor or any other Person or any of their respective officers, directors members, managers or other agents in executing and delivering any instrument or agreements relating to the Guaranteed Obligations or in carrying out or attempting to carry out the terms of any such agreements; (f) any insolvency, bankruptcy, reorganization or similar proceeding by or against the Borrower, any Lender, the Agent, any Guarantor or any other surety or guarantor or other Person; (g) any setoff, counterclaim, recoupment, deduction, any defense or other right which any Guarantor may have against the Lenders or the Agent (or any of them), the Borrower or any surety or guarantor or any other Person for any reason whatsoever whether related to the Guaranteed Obligations or otherwise; or (h) any other circumstance which might constitute a legal or equitable discharge or defense, in whole or in part, of a surety or guarantor. By signing this Guaranty, each Guarantor hereby waives all defenses of a surety to which it may be entitled by statute or otherwise.

Section 2.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor regardless of how long before or after the date hereof any Guaranteed Obligation was or is incurred. Credit may be granted or continued from time to time by the Lenders or the Agent (or any of them) to the Borrower without notice to or authorization from any Guarantor regardless of the Borrower’s then-existing financial or other condition. Notwithstanding the foregoing, however, any Guarantor may limit its obligations hereunder by delivery of written notice to such effect to the Lenders and the Agent. Such notice will limit such Guarantor’s obligations hereunder to (a) Guaranteed Obligations incurred by the Borrower, or arising out of acts or omissions of the Borrower occurring, on or prior to a date five (5) Business Days after such notice is received by each Lender and the Agent; (b) any extensions, renewals, or modifications of such Guaranteed Obligations; and (c) any additional fees and expenses incurred by the Lenders or the Agent (or any of them) (including, without limitation, attorney’s fees and costs) in seeking to enforce or collect such Guaranteed Obligations. Each Guarantor agrees that this Guaranty shall continue to be effective or shall be reinstated as the case may be if at any time any payment to the Lenders or the Agent (or any of them) of any of the Guaranteed Obligations is rescinded or must be restored or returned by the Lenders or the Agent (or any of them) upon the insolvency, bankruptcy or reorganization of the Borrower, all as though such payment had not been made. In the event this Guaranty is preceded or followed by any other agreement of suretyship or guaranty by any Guarantor or others, all shall be deemed to be cumulative, and the obligations of such Guarantor hereunder shall be in addition to those stated in any other suretyship or guaranty agreement.

Section 2.8 No Reliance. Each Guarantor acknowledges that the Lenders and the Agent (and each of them) intends to obtain collateral and other guaranties to secure the repayment of the Guaranteed Obligations. Each Guarantor represents and warrants to the Lenders and the Agent (and each of them), however, that in making this Guaranty it is not relying upon the Lenders or the Agent (or any of them) obtaining any guaranty agreements (other than this Guaranty) or any collateral pledged or assigned to secure repayment of the Guaranteed Obligations. Each Guarantor specifically acknowledges that the Lenders’ and the Agent’s (or any of them) obtaining any such collateral or guaranty agreements is not a condition to the enforcement of this Guaranty. If the Lenders or the Agent (or any of them) should simultaneously or hereafter elect to attempt to take collateral or additional guaranty agreements to secure repayment of the Guaranteed Obligation and if its or their efforts to do so should fail in any respect including, without limitation, a determination that the agreement purporting to provide such additional guaranty or security interest is invalid or unenforceable for any reason, this Guaranty shall, nonetheless, remain in full force and effect.

Section 2.9 Borrower Indebtedness to Guarantors. Each Guarantor agrees that if, for any reason whatsoever, the Borrower now or hereafter becomes indebted, liable or obligated to such Guarantor, all debts, liabilities and obligations, together with all interest thereon and fees and other charges in connection therewith, and all liens, security interests, charges and other security devices, shall at all times, be second, subordinate and inferior in right of payment, in lien priority and in all other respects to the Guaranteed Obligations, and all liens, collateral assignments, security interests and other security devices securing the Guaranteed Obligations. Without the prior written consent of the Lenders and the Agent, subordinated debts, liabilities and obligations shall not be paid in whole or in part nor will any Guarantor cause or permit any Person owned in whole or in part by such Guarantor to accept any payment of or on account of any debts, liabilities and obligations while this Guaranty is in effect. Payments made by the Borrower to any Guarantor or for any Guarantor’s account in violation of this Section shall be received by the Person to whom paid in trust for the Lenders and the Agent, and such Guarantor, to the extent necessary to pay and discharge the Guaranteed Obligations in full, shall cause the same to be paid to the Agent (for the account of the Lenders and the Agent) immediately on account of the Guaranteed Obligations. To the extent necessary to pay and discharge the Guaranteed Obligations in full, each Guarantor shall file, in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims that such Guarantor may have against the Borrower relating to any debts, liabilities and obligations of the Borrower to such Guarantor and will assign to the Agent (for the benefit of the Lenders and the Agent) all rights of such Guarantor thereunder. If any Guarantor does not file any such claim, the Agent, as attorney in fact for such Guarantor, is hereby authorized to do so in the name of such Guarantor or, in the Agent’s sole discretion, to assign the claim to a nominee and to cause a proof of claim to be filed in the name of the Agent’s nominee, authorization to be coupled with an interest. To the extent necessary to pay and discharge the Guaranteed Obligations in full, in all cases, whether in administration, bankruptcy or otherwise, the Person authorized to pay claim shall pay to the Agent (for the account of the Lenders and the Agent) the full amount thereof and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Agent all of such Guarantor’s rights to any payments or distributions to which such Guarantor would otherwise be entitled.

Section 2.10 Limitations on Guarantors’ Rights. Each Guarantor hereby agrees that it will not exercise any rights of subrogation which it may acquire by payment or performance of the Guaranteed Obligations until all of the Guaranteed Obligations shall have been finally and indefeasibly paid in full (other than contingent indemnification obligations) and neither the Lenders nor the Agent (or any of them) shall have any commitment to make loans or otherwise extend credit to the Borrower under the Loan Agreement. In the event that the Lenders or the Agent (or any of them) or any Guarantor shall receive any payment on account of such rights of subrogation while any Guaranteed Obligations remain outstanding or while the Lenders or the Agent (or any of them) remains committed to make loans or otherwise extend credit to the Borrower under the Loan Agreement, such Guarantor agrees to pay such amounts so received to the Agent (for the account of the Lenders and the Agent) for immediate application to the outstanding Guaranteed Obligations or, in the Agent’s sole discretion, to be held as cash collateral by the Agent to secure repayment of the Guaranteed Obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Guarantor represents and warrants to the each Lender and the Agent as follows:

Section 3.1 Existence and Power. Each Guarantor is a corporation, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Guarantor is duly qualified to do business in each jurisdiction where the failure to so qualify would be likely to have a material adverse effect on the business, operations, properties or financial condition of such Guarantor. Each Guarantor has full corporate power, authority and legal right to carry on its business and operations as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform this Guaranty and the other Guarantor Documents to which it is a party.

Section 3.2 Authorization. The execution, delivery and performance by each Guarantor of this Guaranty and the other Guarantor Documents to which such Guarantor is a party, have been duly authorized by all necessary corporate action of such Guarantor, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of such Guarantor, except such as have been obtained (certified copies thereof having been delivered to the Agent), do not contravene any law, regulation, rule or order binding on it or its certificate or articles of incorporation and bylaws and do not contravene the provisions of or constitute a default under any material indenture, mortgage, contract or other agreement or instrument to which such Guarantor is a party or by which such Guarantor or any of its properties may be bound or affected.

Section 3.3 Government Approvals, Etc. No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by any Guarantor of this Guaranty or any other Guarantor Documents to which such Guarantor is a party, or in connection with any of the transactions contemplated hereby or thereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to the Agent).

Section 3.4 Binding Obligations, Etc. This Guaranty has been duly executed and delivered by each Guarantor and constitutes, and the other Guarantor Documents when duly executed and delivered will constitute, the legal, valid and binding obligations of each Guarantor enforceable against each Guarantor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting creditors’ rights generally or general principles of equity.

Section 3.5 Litigation. Except as specifically disclosed in Schedule 1 attached hereto, there are no actions, proceedings, investigations, or claims against or affecting any Guarantor now pending before any court, arbitrator, or Governmental Authority (nor to any Guarantor’s knowledge has any thereof been threatened nor does any basis exist therefor) which if determined adversely to any Guarantor would (a) have a material adverse effect on the business, operations, properties or financial condition of such Guarantor or the Guarantors and their Subsidiaries taken as a whole, (b) impair or defeat the Lien of the Agent or any Lender on any of the Collateral or any rights of any Guarantor therein, or (c result in a judgment or order against any Guarantor (in excess of insurance coverage) for more than Fifty Thousand Dollars ($50,000) in any one case or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate.

Section 3.6 Financial Condition.

(a) Pro forma Financial Information. The pro forma financial information, statements and projections furnished to the Lender by or on behalf of the Guarantors in connection with this Guaranty and the transactions contemplated hereby and thereby, were prepared and furnished to each Lender in good faith and were based on estimates and assumptions that were believed by the management of each Guarantor to be reasonable in light of then current and foreseeable business conditions of the Guarantors and represented each Guarantor’s management’s good faith estimate of the projected financial performance of the Guarantors and their Subsidiaries based on the information available to the Responsible Officers of the Guarantors at the time so furnished.

(b) Financial Statements. The most recent consolidated balance sheet of Elandia and its Subsidiaries furnished to each Lender pursuant to Sections 4.8(a) or (b) and (the “Current Balance Sheet”), and the related statements of income and retained earnings of the Elandia and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Lender, fairly present the consolidated financial condition of Elandia as at such date, all determined in accordance with GAAP. Elandia did not have on such date any material contingent liabilities for Taxes, unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheet and in the related notes. Since the date of the Current Balance Sheet there has been no material adverse change in the business, operations, properties or financial condition of the Elandia or Elandia and its Subsidiaries taken as a whole.

Section 3.7 Solvency. Each Guarantor is Solvent and each shall be Solvent immediately after the consummation of the transactions contemplated by this Guaranty and the other Loan Documents.

Section 3.8 Title and Liens. Elandia and its Subsidiaries have good and marketable title to each of the properties and assets reflected in the Current Balance Sheet, except such as have been since sold or otherwise disposed of in the ordinary course of business. No assets or revenues of any Guarantor are subject to any Lien.

Section 3.9 Taxes. Each Guarantor has filed all tax returns and reports required of it, has paid all Taxes which are due and payable and before they have become delinquent, except for Taxes (a) whose amount is not individually or in the aggregate a Material Amount, or (b) whose amount, applicability or validity is currently being contested in good faith by appropriate proceedings where reserves or other appropriate provisions required by GAAP shall have established therefor. The charges, accruals and reserves on the books of Elandia and its Subsidiaries in respect of Taxes for all fiscal periods to date are accurate. There are no questions or disputes between any Guarantor and any Governmental Authority with respect to any Taxes. As used in this Section 3.9, “Material Amount” shall mean an amount of Fifty Thousand Dollars ($50,000) or more or an amount otherwise material to the business, operations, properties or financial condition of any Guarantor or the Guarantors and their Subsidiaries taken as a whole.

Section 3.10 Other Agreements. No Guarantor is in breach of or default in any material respect under any material agreement to which it is a party or which is binding on it or any of its assets.

Section 3.11 Subsidiaries. Except as specifically disclosed in Schedule 3 attached hereto, no Guarantor owns any Subsidiaries. Schedule 3 attached hereto accurately sets forth the jurisdictions of incorporation or organization of each Subsidiary of each Guarantor, and (a) in the case of a Subsidiary that is a corporation, the authorized capitalization of each Subsidiary, the number of shares of each class of capital stock issued and outstanding of each Subsidiary and the number and percentage of outstanding shares of each such class of capital stock owned by such Guarantor, or (b) in the case of a Subsidiary that is a limited liability company or partnership, the number of partnership or membership units of each Subsidiary and the number and percentage of partnership or membership units owned by such Guarantor.

Section 3.12 Representations as a Whole. This Guaranty, the other Loan Documents, the financial statements referred to in Section 3.6, and all other instruments, documents, certificates and statements furnished to the Agent or any Lender by or on behalf of the Borrower or any Guarantor, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Each Guarantor has disclosed to the Agent and each Lender in writing any and all facts which could reasonably be expected to have a material adverse effect on the business, operations, properties, financial condition or prospects of the Borrower, any Guarantor or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents.

ARTICLE 4

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment under the Loan Agreement or there shall be any outstanding Loans and until payment in full of each Loan and performance of all other obligations of the Borrower and the Guarantors under the other Loan Documents, each Guarantor agrees that it will do all of the following unless each Lender and the Agent shall otherwise consent in writing.

Section 4.1 Preservation of Corporate Existence, Etc. Each Guarantor will, and will cause their respective Subsidiaries to, preserve and maintain their existence, rights, franchises and privileges in the jurisdictions of their organization and will, and will cause their respective Subsidiaries to, qualify and remain qualified as foreign corporations, companies or entities in each jurisdiction where qualification is necessary or advisable in view of their business and operations or the ownership of their properties.

Section 4.2 Visitation Rights. Each Guarantor will permit the Agent, each Lender and such Persons as the Agent or any Lender may designate, at any reasonable time, and from time to time, to examine and make copies of and abstracts from the records and books of account of and to visit the properties of such Guarantor and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower, such Guarantor and its Subsidiaries with any of such Guarantor’s officers or directors. Without limiting the generality of the foregoing, the Borrower agrees to permit Persons retained by the Agent or any Lender at any reasonable time, and from time to time, to conduct field audits of the Collateral, to examine and make copies of and abstracts from the records and books of account of and to visit the properties of such Guarantor and its Subsidiaries.

Section 4.3 Keeping of Books and Records. Each Guarantor will, and will cause their respective Subsidiaries to, keep adequate records and books of account in which complete entries will be made, in accordance with GAAP, reflecting all financial transactions of such Guarantor and its Subsidiaries.

Section 4.4 Maintenance of Property, Etc. Each Guarantor will, and will cause their respective Subsidiaries to, maintain and preserve all of its material properties in good working order and condition, ordinary wear and tear excepted, and will from time to time make all needed repairs, renewals, or replacements so that the efficiency of such properties shall be fully maintained and preserved. No Guarantor will take or fail to take any action, or permit any action to be taken by others that are subject to such Guarantor’s control which would affect the validity and enforcement of its or its Subsidiaries’ Intellectual Property, or impair the value of such Intellectual Property.

Section 4.5 Compliance With Laws, Etc. Each Guarantor will, and will cause their respective Subsidiaries to, comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to such Guarantor, such Subsidiary or to its or their business, operations or properties, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and with provision having been made to the satisfaction of the Lenders for the payment of any fines, charges, penalties or other costs in respect thereof in the event the contest is determined adversely to such Guarantor or Subsidiary.

Section 4.6 Other Obligations. Each Guarantor will, and will cause their respective Subsidiaries to, pay and discharge before the same shall become delinquent all Indebtedness, Taxes, and other obligations for which such Guarantor or Subsidiary is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon assets of such Guarantor or Subsidiary, except any thereof whose validity, applicability or amount is being contested in good faith by such Guarantor or Subsidiary in appropriate proceedings with provision having been made to the satisfaction of the Lenders for the payment thereof in the event the contest is determined adversely to such Guarantor or Subsidiary.

Section 4.7 Insurance. Each Guarantor will, and will cause their respective Subsidiaries to, keep in force upon all of its and their business, operations and properties, policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and as shall be reasonably satisfactory to the Lenders. Without limiting the generality of the foregoing, each Guarantor will, and will cause their respective Subsidiaries to maintain or cause to be maintained all insurance required under the terms of any Security Document. Each such policy of insurance shall (a) name the Agent and each Lender as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Agent that names the Agent as the loss payee thereunder and provides for at least forty-five (45) days prior written notice to the Agent of the cancellation of such policy. Each Guarantor will provide the Agent and each Lender with at least forty-five (45) days prior written notice of any modification of any policies of insurance required to be maintained by such Guarantor and its Subsidiaries under this Section, and will from time to time, on request, furnish to the Agent and each Lender certificates of insurance or, at the Agent’s or any Lender’s request, duplicate policies evidencing such coverage.

Section 4.8 Financial Information. The Guarantors will deliver to the Lender:

(a) Annual Elandia Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Elandia, the consolidated balance sheet of Elandia and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of revenue and expenses, shareholder’s equity and cash flows for such year, prepared by independent certified public accountants selected by Elandia and approved by the Lenders (which approval shall not be unreasonably withheld) and accompanied by a review report thereon by such independent certified public accountants which report shall be prepared in accordance with GAAP and the standards of the AICPA and shall not be qualified by reason of restricted or limited examination of any material portion of the records of the Elandia or its Subsidiaries;

(b) Quarterly Elandia Financial Statements. As soon as available and in any event within thirty (30) days after the end of each fiscal quarter of Elandia, the consolidated balance sheet of Elandia and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of profits and losses, revenue and expenses, shareholder’s equity and cash flows for such fiscal quarter, prepared by Elandia and accompanied by an Officer’s Certificate with calculations measuring actual performance against budget on a monthly basis and management commentary describing any variances greater than ten percent (10%) or Ten Thousand Dollars ($10,000) per line item, and certifying that such financial statements have been prepared in conformity with GAAP and the standards of the AICPA (subject to year-end audit adjustments and the absence of footnote disclosures) and, in all material respects, present fairly the financial position and the results of operations of Elandia and its Subsidiaries as at the end of and for such fiscal quarter;

(c) Annual Affiliate Guarantor Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the applicable Affiliate Guarantor, the consolidated balance sheet of each Affiliate Guarantor and its Subsidiaries of the end of such fiscal year and the related consolidated statements of revenue and expenses, shareholder’s equity and cash flows for such year, prepared by independent certified public accountants selected by such Affiliate Guarantor and approved by the Lenders (which approval shall not be unreasonably withheld) and accompanied by a review report thereon by such independent certified or charted public accountants which report shall be prepared in accordance with the generally accepted accounting principles of the country in which such Affiliate Guarantor is organized and shall not be qualified by reason of restricted or limited examination of any material portion of the records of such Affiliate Guarantor or its Subsidiaries;

(d) Quarterly Affiliate Guarantor Financial Statements. As soon as available and in any event within thirty (30) days after the end of each fiscal quarter of the applicable Affiliate Guarantor, the consolidated balance sheet of each Affiliate Guarantor and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of profits and losses, revenue and expenses, shareholder’s equity and cash flows for such fiscal quarter, prepared by such Affiliate Guarantor and accompanied by an Officer’s Certificate with calculations measuring actual performance against budget on a monthly basis and management commentary describing any variances greater than ten percent (10%) or Ten Thousand Dollars ($10,000) per line item, and certifying that such financial statements have been prepared in conformity with the generally accepted accounting principles of the country in which such Affiliate Guarantor is organized (subject to year-end audit adjustments and the absence of footnote disclosures) and, in all material respects, present fairly the financial position and the results of operations of such Affiliate Guarantor and its Subsidiaries as at the end of and for such fiscal quarter;

(e) Annual Budgets. As soon as available and in any event within thirty (30) days after the end of each fiscal year of Elandia, a budget for Elandia, prepared on a monthly basis, for the next succeeding fiscal year setting forth the projected revenues, expenses and cash flows and the underlying assumptions therefore, all in reasonable detail and certified by a Responsible Officer of Elandia as having been prepared and furnished to the Lenders in good faith and based on estimates and assumptions that were believed by the management of Elandia to be reasonable in light of the then current and foreseeable business conditions of Elandia and its Subsidiaries; and

(f) Other. All other statements, reports and other information as the Agent or any Lender may reasonably request concerning the Collateral or the financial condition and business affairs of the Borrower or any of its Subsidiaries.

Section 4.9 Financial Covenants.

(a) Interest Coverage Ratio. Elandia will maintain on a consolidated basis, as of the end of its second fiscal quarter and as of its fiscal year end, an Interest Coverage Ratio equal to or greater than (i) 1.50 to 1 for its second fiscal quarters and fiscal years ended June 30, 2006 through June 30, 2007 and (ii) 2.50 to 1 for its second fiscal quarters and fiscal years ended December 31, 2007 and thereafter. As used herein, “Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) EBIT of Elandia and its Subsidiaries to (ii) Interest Expense of Elandia and its Subsidiaries, in each case for the four (4) fiscal quarters ended at such date.

(b) Debt Service Coverage Ratio. Elandia will maintain on a consolidated basis, as of the end of its second fiscal quarter and as of its fiscal year end, a Debt Service Coverage Ratio equal to or less than 2.50 to 1. As used herein, “Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Total Debt of Elandia and its Subsidiaries at such date to (ii) EBITDA of Elandia and its Subsidiaries for the four (4) fiscal quarters ended at such date.

(c) Current Ratio. Elandia will maintain on a consolidated basis, as of the end of its second fiscal quarter and as of its fiscal year end, a Current Ratio equal to or less than (i) 1.00 to 1 for its second fiscal quarters and fiscal years ended June 30, 2006 through June 30, 2007 and (ii) 1.50 to 1 for its second fiscal quarters and fiscal years ended December 31, 2007 and thereafter. As used herein, “Current Ratio” shall mean, as of any date of determination, the ratio of (i) Total Current Assets of Elandia and its Subsidiaries at such date to (ii) Total Current Liabilities of Elandia and its Subsidiaries at such date.

Section 4.10 Notification. Promptly after learning thereof, the Guarantors will notify the Agent and each Lender of (a) any action, proceeding, investigation or claim against or affecting such Guarantor or any of its Subsidiaries instituted before any court, arbitrator or Governmental Authority or, to such Guarantor’s knowledge threatened to be instituted, which if determined adversely to such Guarantor or any of its Subsidiaries would be likely to have a material adverse effect on the business, operations, properties, financial condition or prospects of such Guarantor, such Subsidiary or the Guarantors and their Subsidiaries taken as a whole, or to impair or defeat the Lien of the Agent or any Lender on any Collateral or the rights of any Guarantor or any Subsidiary of any Guarantor therein, or to result in a judgment or order against any Guarantor or any Subsidiary of any Guarantor (in excess of insurance coverage) for more than One Hundred Thousand Dollars ($100,000) or, when combined with all other pending or threatened claims, more than Two Hundred Fifty Thousand Dollars ($250,000); (b) any substantial dispute between any Guarantor or any Subsidiary of any Guarantor and any Governmental Authority; (c) any labor controversy which has resulted in or, to the Borrower’s knowledge, threatens to result in a strike which would materially affect the business or operations of any Guarantor or any Subsidiary of any Guarantor; (d) if any Guarantor or any member of a Controlled Group gives or is required to give notice to the PBGC of any “reportable event” (as defined in subsections (b)(1), (2), (5) or (6) of Section 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any “reportable event” as defined in subsection (c)(2) of Section 4043 of ERISA and any Guarantor obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (e) the occurrence of any Event of Default or Default; and (f) the occurrence of an event which results in a material adverse change the business, operations, properties, financial condition or prospects of any Guarantor or the Guarantors and their Subsidiaries taken as a whole. In the case of the occurrence of an Event of Default or Default or the occurrence of an event which results in a material adverse change in the business, operations, properties or financial condition of any Guarantor or the Guarantors and their Subsidiaries taken as a whole, the Guarantors will deliver to the Agent and each Lender an Officer’s Certificate specifying the nature thereof, the period of existence thereof, if applicable, and what action the Guarantors propose to take with respect thereto.

Section 4.11 Additional Payments; Additional Acts. From time to time, the Guarantors will (a) pay or reimburse the Agent and each Lender on request for all Taxes (other than Taxes imposed on the net income of the Agent or such Lender) imposed on this Guaranty and the other Guarantor Documents to which any Guarantor is a party; (b) pay or reimburse the Agent and each Lender on request for all costs, expenses and fees, including, without limitation, attorneys’ fees (including allocated costs of in-house counsel), incurred by the Agent or such Lender in connection with the negotiation, preparation and execution of this Guaranty and the other Guarantor Documents to which any Guarantor is a party and any and all amendments, waivers, consents and similar documents pertaining hereto and thereto; (c) if requested by the Agent or any Lender, obtain and promptly furnish to the Agent or such Lender evidence of all such Government Approvals as may be required to enable each Guarantor to comply with its obligations hereunder and under the other Guarantor Documents to which any Guarantor is a party and to continue its business and operations as conducted on the date hereof without material interruption or interference; and (d) execute and deliver all such instruments and to perform all such other acts as the Agent or any Lender may request to carry out the transactions contemplated by this Guaranty and the other Guarantor Documents to which any Guarantor is a party and to maintain the continuous perfection and priority of the Agent’s or any Lender’s Lien on all Collateral. If any Guarantor shall default in its obligations to reimburse the Agent or any Lender, interest shall accrue on the unpaid amount thereof at the Default Rate from the date the Agent or such Lender makes demand therefor until repaid in full by the Guarantors; provided, however, that interest shall not accrue at a rate in excess of the maximum rate permitted by applicable law. The obligations of each Guarantor under this Section 4.11 shall survive the payment of the Loans and the termination of this Guaranty.

ARTICLE 5

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment under the Loan Agreement or there shall be any outstanding Loans and until payment in full of each Loan and performance of all other obligations of the Borrower and the Guarantors under the other Loan Documents, each Guarantor agrees that it will not do any of the following unless each Lender and the Agent shall otherwise consent in writing.

Section 5.1 Dividends, Management Fees, Etc. Each Guarantor shall not, and shall cause their respective Subsidiaries to not (a) declare or pay any dividend or distribution (except dividends or distributions payable in its Capital Stock) on any shares or units of any class of the Borrower’s or any Subsidiary’s Capital Stock or apply any assets to the purchase, redemption or other retirement of, or set aside any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of Capital Stock of the Borrower or any Subsidiary, except for (i) dividends declared and paid by any Guarantor to any other Guarantor, (ii) dividends and distributions declared and paid by any Subsidiary to the Borrower, (iii) dividends declared and paid by Datec (PNG) Pty Ltd., a Papua New Guinea corporation; provided such dividends are paid ratably among its shareholders and (iv) the purchase, redemption or other retirement by the Borrower of its Capital Stock pursuant to employee benefit and incentive plans and agreements with employees; provided that the aggregate amount of all such purchases, redemptions or other retirement of Capital Stock does not exceed the amount of Fifty Thousand Dollars ($50,000) in any fiscal year of the Borrower or (b) make any other distribution or transfer to such Guarantor’s or any of its Subsidiary’s members or stockholders, whether in the form of distributions, salaries, bonuses, management fees or otherwise, except for the payment of salaries, benefits and bonuses to members or stockholders employed by such Guarantor or any of its Subsidiaries; provided that the aggregate amount of all such salaries, benefits and bonuses does not exceed the amount of Two Million Dollars ($2,000,000) in any fiscal year of Elandia, increased annually by the percentage that the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (CPI-U) for Honolulu, Hawaii (Index 1982-84=100) has increased between the end of the 2005 calendar year and the end of the calendar year preceding the calendar year in which the salaries, benefits and bonuses are paid to such members or stockholders.

Section 5.2 Transactions With Affiliates. Each Guarantor shall not, and shall cause their respective Subsidiaries to not, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to such Guarantor or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of such Guarantor or such Subsidiary; provided, however, that such Guarantor and any of its Subsidiaries may enter into Treasury Management Contracts with Affiliates of such Guarantor under terms that such Guarantor deems reasonable under the circumstances.

Section 5.3 Consolidations and Mergers. Each Guarantor shall not, and shall cause their respective Subsidiaries to not, liquidate, dissolve or enter into any merger or consolidation with or into, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to or in favor of, any Person, except: (b) any Subsidiary may liquidate, dissolve, merge, consolidate with or into, or transfer any of its assets to any Guarantor or any direct or indirect wholly-owned Subsidiary of any Guarantor; provided that such Guarantor or such wholly-owned Subsidiary shall be the continuing or surviving corporation or company; and (b) any Guarantor or any of their Subsidiaries may sell, transfer, lease or otherwise dispose of its assets as permitted under Section 5.4.

Section 5.4 Dispositions of Assets. Each Guarantor shall not, and shall cause their respective Subsidiaries to not, sell, transfer, lease or otherwise dispose of (whether in one or a series of transactions) all or any substantial portion of its businesses or assets or of any Collateral (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except: (a) sales of inventory in the ordinary course of business; (b) any Subsidiary may sell, lease or otherwise transfer any of its assets to any Guarantor or any direct or indirect wholly-owned Subsidiary of any Guarantor; provided that such Guarantor or such wholly-owned Subsidiary shall be the continuing or surviving corporation or company; and (c) such Guarantor or any Subsidiary may sell obsolete assets or assets no longer used or useful in the business of such Guarantor and its Subsidiaries; provided that the net proceeds from the sale of such assets are paid to the Agent and applied by the Agent first against principal on the Term Loan until the Term Loan is paid in full and second held by the Agent as cash collateral to secure the performance of all obligations of the Borrower owing to the Agent and the Lenders under the Loan Documents, the Swap Contracts and the Financial Transaction Contracts.

Section 5.5 Indebtedness. Each Guarantor shall not, and shall cause their respective Subsidiaries to not, create, incur or become liable for any Indebtedness except: (a) the Loans; (b) Indebtedness existing as of the date of this Guaranty and reflected on the pro forma balance sheet referred to in Section 3.6(a); (c) current accounts payable or accrued expenses incurred by any Guarantor or any of their Subsidiaries in the ordinary course of business; (d) Indebtedness permitted under Section 5.6; (e) intercompany Indebtedness owing by any Guarantor or any of their Subsidiaries to any other Guarantor or any other Subsidiary permitted under Section 5.8; and (f) Indebtedness arising under Swap Contracts between any Guarantor or any of their Subsidiaries and the Lender or any Affiliate of the Lender.

Section 5.6 Guaranties, Etc. Each Guarantor shall not, and shall cause their respective Subsidiaries to not, assume, guaranty, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other Person, except: (a) guaranties of any Indebtedness permitted under Section 5.5; (b) by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business; (c) with respect to customary indemnification obligations incurred in connection title insurance agreements; (d) with respect to performance, surety, bid, appeal or similar bonds incurred in the ordinary course of business; and (e) obligations existing as of the date of this Guaranty, reflected on the pro forma balance sheet referred to in Section 3.6(a) and in amounts not greater than the amounts referred to therein.

Section 5.7 Liens. Each Guarantor shall not, and shall cause their respective Subsidiaries to not, create, assume or suffer to exist any Lien on any of its assets except: (a) Liens in favor of the Lender arising pursuant to the Security Documents or as otherwise permitted or required under this Guaranty; (b) Liens securing Indebtedness permitted under Section 5.5; (c) Permitted Liens; and (d) Liens specifically disclosed in Schedule 2 attached hereto.

Section 5.8 Investments. Each Guarantor shall not, and shall cause their respective Subsidiaries to not, make any loan or advance to any Person or purchase or otherwise acquire the Capital Stock or obligations of, or any other equity or interest in, any Person, or all or substantially all of the assets of any Business Unit or any Person (collectively, “Investments”) or enter into any agreement to do any of the foregoing, except: (a) Investments held in the form of Cash Equivalents; (b) receivables owing to any Guarantor or any of their Subsidiaries arising in the ordinary course of business; (c) Investments existing as of the date of this Guaranty, reflected on the pro forma balance sheet referred to in Section 3.6(a) and in amounts not greater than the amounts referred to therein; (d) Investments made by any Guarantor to or in any other Guarantor, the Borrower or any Affiliate Guarantor; (e) Investments made by any Subsidiary of any Guarantor to or in the Borrower, any Guarantor or any Affiliate Guarantor; and (f) Investments made by the Borrower in the form of loans and advances to Affiliates of the Borrower under or in connection with Treasury Management Contracts the ordinary course of business; provided that the aggregate principal amount of all such loans and advances does not exceed One Hundred Thousand Dollars ($100,000) at any one time outstanding.

Section 5.9 Operations. Each Guarantor shall not, and shall cause their respective Subsidiaries to not, engage in any activity which is substantially different from or unrelated to the present business activities of the Guarantors and their Subsidiaries nor discontinue any portion of the Guarantors’ or their Subsidiaries’ present business activities taken as a whole which constitutes a substantial portion thereof.

Section 5.10 Securities. Each Guarantor shall not, and shall cause their respective Subsidiaries to not, issue, sell, or otherwise distribute any Capital Stock, bond, note, debenture or other security of such Guarantor or its Subsidiaries, except (a) such Guarantor or its Subsidiaries may issue notes (including the Notes) or other debt instruments evidencing Indebtedness permitted by this Guaranty; and (b) the Borrower may issue Capital Stock to its employees pursuant to and in accordance with employee benefit and incentive plans and agreements with employees.

Section 5.11 Accounting Change. Each Guarantor shall not, and shall cause their respective Subsidiaries to not, change its fiscal year end from December 31st and shall not make any significant change in accounting policies or reporting practices other than changes required by GAAP or otherwise required by law.

ARTICLE 6

MISCELLANEOUS

Section 6.1 No Waiver; Cumulative Remedies. No failure by the Lenders or the Agent (or any of them) to exercise, and no delay in exercising, any right, power or remedy under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. No failure by any Guarantor to validly execute and deliver this Guaranty shall prejudice the Lender’s or the Agent’s (or any of their) right to enforce this Guaranty against any Guarantor. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default or prejudice the rights of the Lenders or the Agent (or any of them) in the exercise of any right hereunder. The rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by law.

Section 6.2 Expenses; Default Interest. The Guarantors jointly and severally agree to pay or reimburse the Lenders and the Agent (and each of them) for all expenses, including, without limitation, attorneys’ fees, incurred by the Lenders and the Agent (or any of them) in connection with the preparation, execution and delivery of this Guaranty and the other Guarantor Documents to which any Guarantor is a party and of the Lenders and the Agent (and each of them) in connection with its enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty and the other Guarantor Documents to which any Guarantor is a party (including, without limitation, all such costs and expenses incurred during any “workout” or restructuring in respect of the loans made under the Loan Agreement and during any legal proceeding, including, without limitation, any proceeding under any applicable international, foreign, Federal, state or local bankruptcy, insolvency or other similar debtor relief laws). If any Guarantor shall fail to pay any amount when due hereunder, interest shall accrue on the unpaid amount thereof at the Default Rate from the date the Lenders or the Agent (or any of them) makes demand therefor until repaid in full by the Guarantors; provided, however, that interest shall not accrue at a rate in excess of the maximum rate permitted by applicable law.

Section 6.3 Notices. All notices and other communications provided for in this Guaranty shall be in writing or (unless otherwise specified) and shall be mailed (with first class postage prepaid) or sent or delivered to each party by facsimile or courier service at the address or facsimile number set forth below, or at such other address as shall be designated by such party in a written notice to the other parties.

If to Guarantors:	c/o AST Telecom, LLC
P.O. Box 478
Pago Pago, American Samoa 96799
Attn: Barry I. Rose
Facimile: 684-699-2105

If to Lenders	ANZ Finance American Samoa, Inc.
or Agent:	P.O. Box 3790
Pago Pago, American Samoa 96799
Attn: Gary A. Ayre, President
Facsimile: 684-633-5057

All notices sent by mail, if duly given, shall be effective three (3) Business Days after deposit into the mails, all notices sent by a nationally recognized courier service, if duly given, shall be effective one Business Day after delivery to such courier service, and all other notices and communications if duly given or made shall be effective upon receipt. Subject to applicable laws, any notice given by the Lender to any Guarantor shall be deemed to be notice given to each Guarantor. In the event the Agent or any Lender in its sole discretion elects to give notice of any action with respect to the sale of collateral, if any, securing the Guaranteed Obligations or any part thereof, each Guarantor hereby agrees that ten (10) days prior written notice shall be deemed reasonable notice of any matters contained in such notice.

Section 6.4 Assignment. This Guaranty shall inure to the benefit of the Lenders and the Agent (and each of them) and their successors and assigns. The Lenders and the Agent (and each of them) may at any time assign or otherwise transfer all or any part of its interest under this

Guaranty and to the extent of such assignment, the assignee shall have the same rights and benefits against each Guarantor and otherwise under this Guaranty (including, without limitation, the right of setoff) as if such assignee were a Lender or the Agent (as applicable). The Lenders and the Agent (and each of them) may assign any or all of the Guaranteed Obligations (including assignments for security and sales of participations) and such assignment shall be deemed to include a corresponding assignment of all or a corresponding part of this Guaranty. This Guaranty shall be binding upon each Guarantor and no Guarantor may assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of the Lenders and the Agent (and each of them), and any such assignment or transfer purported to be made without such consent shall be ineffective.

Section 6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Territory of American Samoa, excluding its conflicts of laws rules.

Section 6.6 Waiver of Right to Trial by Jury. EACH GUARANTOR WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS GUARANTY, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY, AND AGREES THAT (A) ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY AND (B) THE LENDERS OR THE AGENT (OR ANY OF THEM) MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS GUARANTY WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH GUARANTOR TO THE WAIVER OF ITS RIGHT TO A TRIAL BY JURY.

Section 6.7 Consent to Jurisdiction. Each Guarantor irrevocably submits to the nonexclusive jurisdiction of the High Court of American Samoa in any action or proceeding brought to enforce or otherwise arising out of or relating to this Guaranty or any other Loan Document, hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 6.7 shall impair the right of the Lenders and the Agent (or any of them) to bring any action or proceeding hereunder in the courts of any other jurisdiction.

Section 6.8 Entire Agreement; Amendment, Etc. This Guaranty comprises the complete, final and integrated agreement of the parties hereto on the subject matter hereof and supersedes all prior agreements, written or oral, on such subject matter. This Guaranty may not be amended or modified except by written agreement of each Lender, the Agent and each Guarantor, and no provision of this Guaranty may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

Section 6.9 USA Patriot Act Notice. The Lenders and the Agent (and each of them) hereby notify each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Guarantor, which information includes the name and address of the Borrower and other information that will allow the Lenders and the Agent (and each of them) to identify each Guarantor in accordance with the Patriot Act.

Section 6.10 Set-Off. In addition to any rights and remedies of each Lender and the Agent provided by law, if an Event of Default has occurred and is continuing, the Lenders and the Agent (and each of them) are authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by each Guarantor to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lenders and the Agent (or any of them) to or for the credit or the account of any Guarantor against any and all obligations owing to Lenders and the Agent (and each of them), now or hereafter existing, irrespective of whether or not any Lender or the Agent shall have made demand under this Guaranty or any other Loan Document and although such obligations may be contingent or unmatured.

Section 6.11 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Guarantor Document to which any Guarantor is a party, in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to the Lenders and the Agent (and each of them) hereunder or under the other Guarantor Documents to which any Guarantor is a party shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lenders and the Agent (or any of them), as applicable, of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lenders and the Agent (or any of them), as applicable, from any Guarantor in the Agreement Currency, the Guarantors agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Lenders and the Agent (or any of them), as applicable, or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lenders and the Agent (or any of them), as applicable, in such currency, the Lenders and the Agent (and each of them) agree to return the amount of any excess to the Guarantors (or to any other Person who may be entitled thereto under applicable laws).

Section 6.12 Executed in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6.13 Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed by its officer or agent thereunto duly authorized as of the date first above written.

GUARANTORS:	ELANDIA, INC., a Delaware corporation

	By	/s/ Harry G. Hobbs
	Name:	Harry G. Hobbs
	Title:	Chief Executive Officer and President

ELANDIA SOUTH PACIFIC HOLDINGS, INC., a Delaware corporation

	By	/s/ Harley L. Rollins, III
	Name:	Harley L. Rollins, III
	Title:	Secretary and Treasurer

ELANDIA DATEC ACQUISITION LTD., a British Virgin Islands corporation

	By	/s/ Harley L. Rollins, III
	Name:	Harley L. Rollins, III
	Title:	Secretary and Treasurer

Accepted:

ANZ FINANCE AMERICAN SAMOA, INC., an American Samoa corporation, as Lender

By	/s/ Gary A. Ayre
Name:	Gary A. Ayre
Title:	President

ANZ AMERIKA SAMOA BANK, an American Samoa corporation, as Lender

By	/s/ Gary A. Ayre
Name:	Gary A. Ayre
Title:	President

ANZ FINANCE AMERICAN SAMOA, INC., an American Samoa corporation, as Agent

By	/s/ Gary A. Ayre
Name:	Gary A. Ayre
Title:	President

SCHEDULE 1

LITIGATION

1.	Cornerstone Business, Inc. (Florida corporation) vs. Elandia Solutions, Inc., f/k/a Centra Industries, Inc./Midwest Cable Communications of Arkansas, Inc. a foreign corporation.

On February 6, 2006, Elandia was sued in the Sixth Judicial Circuit Court in Pasco County, Florida by Cornerstone Businesses, Inc. in a complaint related to a subcontractor agreement between Cornerstone Businesses, Inc. and Midwest Cable Communications of Arkansas, Inc. Cornerstone Businesses, Inc. seeks relief based upon claims of breach of contract, tortious interference with a contractual right, tortious interference with a business relationship and fraud and negligent misrepresentation. The complaint seeks unspecified monetary damages, including pre-judgment interest and costs.

2.	There is one case in which a subsidiary of Elandia, Inc. is seeking to recover a receivable for work performed in 2004.

SCHEDULE 2

LIENS

1.	The State of California has issued a tax lien against a subsidiary of Elandia, Inc. in the amount of $8,500 plus collection costs. The amount of the lien is in dispute and the subsidiary in question has no assets in California.

SCHEDULE 3

SUBSIDIARIES

Part (a)	Subsidiaries of Elandia, Inc.

Elandia Technologies, Inc.

Midwest Cable Communications of Arkansas, Inc.

eLandia South Pacific Holdings, Inc.

Elandia Management, Inc.

AST Telecom, LLC

Part (b)	Subsidiaries of eLandia South Pacific Holdings, Inc.

eLandia Datec Acquisition Ltd.

Part (c)	Subsidiaries of eLandia Datec Acquisition Ltd.

Datec Pacific Holdings, Ltd.